EXHIBIT 21

SUBSIDIARIES OF THE STRIDE RITE CORPORATION

The subsidiaries of the Registrant, all of which are wholly owned by the Registrant are listed below:

Place of Incorporation
Stride Rite Children’s Group, Inc.	Massachusetts
Stride Rite International Corp.	Massachusetts
Stride Rite Sourcing International, Inc.	Massachusetts
Sperry Top-Sider, Inc.	Massachusetts
The Keds Corporation	Massachusetts
SR/Ecom, Inc.	Massachusetts
Tommy Hilfiger Footwear, Inc.	Massachusetts
Stride Rite Investment Corporation	Massachusetts
SRR, Inc.	Delaware
SR Holdings Inc.	Delaware
SRL, Inc.	Delaware
Stride Rite Canada Limited	Canada
Stride Rite de Mexico, S.A. de C.V.	Mexico
SRCG/Ecom	Delaware
Saucony, Inc.	Massachusetts
Saucony Deutschland Vertriebs GmbH	Germany
Saucony Asia Pacific Limited (inactive)	Hong Kong
Saucony UK, Inc.	Massachusetts
Saucony/Ecom, Inc.	Delaware
Saucony Sports, B.V.	Netherlands
Stride Rite International Holdings, Inc.	Delaware
Stride Rite International LLC	Delaware
Stride Rite, UK Limited	United Kingdom
Stride Rite Bermuda, LP	Bermuda
Robeez Footwear Ltd.	British Columbia
Robeez Holdings Ltd.	British Columbia
Robeez International Holdings, Ltd.	British Columbia
Robeez U.S. Holdings Ltd.	British Columbia
Robeez Australia Pty. Limited	Australia
Robeez European Sales Ltd.	United Kingdom
Robeez Logistics Inc.	Nevada
Robeez (Ireland) Limited	Ireland
Robeez (UK) Ltd.	United Kingdom
Robeez U.S. Holdings Inc.	Nevada
Robeez U.S., Inc.	Washington

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